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                                                                    EXHIBIT 23.4


                       RESOURCE DATA INTERNATIONAL, INC.
                              3333 Walnut Street
                         Boulder, Colorado  80301-2515
                            Phone:  (720) 548-5000

March 5, 2001

Ameren Energy Generating Company
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

Resource Data International, Inc. hereby consents to the use of the report dated June 6, 2000, regarding the Midwest United States electricity market and the economic competitiveness of Ameren Energy Generating Company's (the "Company's") electric generating facilities within that market (the "Report") included as Annex B in the prospectus (including any amendments or supplements thereto, the "Prospectus") relating to the offering by the Company of up to $225 million of its 7.75% Senior Notes, Series C due 2005 and up to $200 million of its 8.35% Senior Notes, Series D due 2010, constituting part of the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission on or about March 5, 2001, as the same may be amended, supplemented or otherwise modified from time to time.

Resource Data International, Inc. also hereby consents to the inclusion of the summary of the Report contained in the Prospectus and to the reference to Resource Data International, Inc. as experts under the heading "Experts" in the Prospectus.

                                            RESOURCE DATA INTERNATIONAL, INC.



                                            By: /s/ Christopher D. Seiple
                                                -----------------------------
                                            Name: Christopher D. Seiple
                                                  ---------------------------
                                            Title: Director of Consulting
                                                   --------------------------